Exhibit 3

FORM OF NOTE
FIXED RATE NOTE

REGISTERED	U.S. $
No. FXR	CUSIP: 46625H365

ALERIAN MLP INDEX ETN DUE MAY 24, 2024

Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of The Depository Trust Company and any payment is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON  IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

JPMORGAN CHASE & CO.
MEDIUM TERM NOTE, SERIES E

ALERIAN MLP INDEX ETN DUE MAY 24, 2024

ORIGINAL ISSUE DATE:	INITIAL REDEMPTION DATE: N/A	INTEREST RATE: See “Coupon Payments” below.	MATURITY DATE: MAY 24, 2024
INTEREST ACCRUAL DATE: N.A.	INITIAL REDEMPTION PERCENTAGE: N.A.	INTEREST PAYMENT DATE(S): The 15th Index Business Day following each Coupon Valuation Date, provided that the final interest payment date will be the Maturity Date.	OPTIONAL REPAYMENT DATE(S): Third Business Day following the last Index Business Day in the applicable Repurchase Measurement Period.
SPECIFIED CURRENCY: $USD	ANNUAL REDEMPTION PERCENTAGE REDUCTION: N.A.	INTEREST PAYMENT PERIOD: Quarterly	APPLICABILITY OF MODIFIED PAYMENT UPON ACCELERATION: N.A.
IF SPECIFIED CURRENCY OTHER THAN U.S. DOLLARS, OPTION TO ELECT PAYMENT IN U.S. DOLLARS: N.A.	REDEMPTION NOTICE PERIOD: N.A.	APPLICABILITY OF ANNUAL INTEREST PAYMENTS: N.A.	If yes, state Issue Price: N.A.
EXCHANGE RATE AGENT: N.A.			ORIGINAL YIELD TO MATURITY: N.A.
OTHER PROVISIONS: See Below

Denominations

The Alerian MLP Index ETN (the “Notes”) will be denominated in U.S. dollars in minimum denominations equal to the Principal Amount and integral multiples thereof.  The “Principal Amount” is $            , which is the amount equal to the Initial VWAP Level (as defined below), divided by ten.

General

The Notes do not guarantee any interest payment or return of principal at, or prior to, maturity or upon early repurchase.  Instead, at maturity, holders of the Notes (the “Holders”) will receive a cash payment the amount of which will vary depending on the performance of the VWAP Level (as defined below) of the Alerian MLP Index (the “Index”), calculated in accordance with the formula set forth herein.  In addition, on each Coupon Payment Date (as defined below), Holders may receive a payment, calculated as described below under “— Coupon Payment.”  The Notes do not guarantee any return of a Holder’s investment at maturity or upon early repurchase.  The Index is calculated and maintained by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”) in consultation with GKD Index Partners, LLC (the “Index Sponsor”).

Coupon Payment

For each Note, Holders on the applicable Coupon Record Date will receive, on each Coupon Payment Date, an amount in cash equal to the difference between the Reference Distribution Amount, calculated as of the corresponding Coupon Valuation Date, and the Accrued Tracking Fee, calculated as of the corresponding Coupon Valuation Date (the “Coupon Amount”).

To the extent the Reference Distribution Amount on any Coupon Valuation Date is less than the Accrued Tracking Fee on the corresponding Coupon Valuation Date, there will be no Coupon Amount payment made on the corresponding Coupon Payment Date, and an amount equal to the difference between the Accrued Tracking Fee and the Reference Distribution Amount (the “Tracking Fee Shortfall”) will be included in the Accrued Tracking Fee for the next Coupon Valuation Date.  For the avoidance of doubt, this process will be repeated to the extent necessary until the Reference Distribution Amount for a Coupon Valuation Date is greater than the Accrued Tracking Fee for the corresponding Coupon Valuation Date. The final Coupon Amount will be included, without duplication, in the Cash Settlement Amount.

The “Coupon Payment Date” means the 15th Index Business Day following each Coupon Valuation Date, commencing June 8, 2009, provided that the final Coupon Payment Date will be the Maturity Date, subject to adjustment as described herein.

The “Coupon Record Date” means the ninth Index Business Day following each Coupon Valuation Date.

The “Coupon Ex-Date,” with respect to a Coupon Amount, means the first Exchange Business Day on which the Notes trade without the right to receive such Coupon Amount.

The “Coupon Valuation Date” means the 15th of February, May, August and November of each calendar year during the term of the Notes or if such date is not an Index Business Day, then the first Index Business Day following such date, commencing May 15, 2009, provided that the final Coupon Valuation Date will be the Calculation Date, subject to adjustment described herein.

“Exchange Business Day” means any day on which the primary exchange or market for trading of the Notes is scheduled to be open for trading.

The “Reference Distribution Amount” means (i) as of the first Coupon Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Components held by such Reference Holder on the “record date” with respect to any Index Component, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the Initial Issue Date to and including the first Coupon Valuation Date; and (ii) as of any other Coupon Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Components held by such Reference Holder on the “record date” with respect to any Index Component for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date.

Notwithstanding the foregoing, with respect to cash distributions for an Index Component which is scheduled to be paid prior to the applicable Coupon Ex-Date, if, and only if, the issuer of such Index Component fails to pay the distribution to holders of such Index Component by the scheduled payment date for such distribution, such distribution will be assumed to be zero for the purposes of calculating the applicable Reference Distribution Amount.

The “Reference Holder” is, as of any date of determination, a hypothetical holder of a number of shares of each Index Component equal to (i) the published share weighting of that Index Component as of that date, divided by (ii) the product of (a) the Index Divisor as of that date, and (b) ten.

“Record date” means, with respect to a distribution on an Index Component, the date on which a holder of the Index Component must be registered as a unitholder of such Index Component in order to be entitled to receive such distribution.

“ex-dividend date” means, with respect to a distribution on an Index Component, the first Business Day on which transactions in such Index Component trade on the Primary Exchange without the right to receive such distribution.

The “Accrued Tracking Fee” (1) with respect to the first Coupon Valuation Date is an amount equal to the product of (a) the Quarterly Tracking Fee as of the first Coupon Valuation Date and (b) a fraction, the numerator of which is the total number of calendar days from and excluding the Initial Issue Date to and including the first Coupon Valuation Date, and the denominator of which is 90; (2) with respect to any Coupon Valuation Date other than the first and last Coupon Valuation Dates is an amount equal to the Quarterly Tracking Fee as of such Coupon Valuation Date plus the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date, if any; and (3) with respect to the last Coupon Valuation Date is an amount equal to (a) the product of (i) the Quarterly Tracking Fee as of such Coupon Valuation Date and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date, and the denominator of which is 90, plus (b) the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date.  If there is a Tracking Fee Shortfall on the last Coupon Valuation Date, it will be taken into account in determining the Cash Settlement Amount, as described below.

The “Quarterly Tracking Fee” means, as of any date of determination, an amount per Note equal to the product of (i) 0.2125% (equivalent to 0.85% per annum) and (ii) the Current Indicative Value as of the immediately preceding Index Business Day.

The “Current Indicative Value,” as determined by the Note Calculation Agent, means, as of any date of determination, an amount per Note equal to the product of (i) the Principal Amount multiplied by (ii) a fraction, the numerator of which is equal to the VWAP Level as of such date and the denominator of which is equal to the Initial VWAP Level.

The “Index” means the Alerian MLP Index, which is calculated and maintained by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”) in consultation with GKD Index Partners, LLC (the “Index Sponsor”).

“Index Component” means each energy-oriented Master Limited Partnership included in the Index (collectively, the “Index Components”).

The “Initial Issue Date,” is April 6, 2009.

Payment at Maturity

The “Maturity Date” for the Notes is May 24, 2024, the third Business Day following the last Index Business Day in the Final Measurement Period, subject to adjustment as described under “Market Disruption Events.”

On the Maturity Date, Holders will receive a cash payment per Note (the “Cash Settlement Amount”)equal to (a) the product of (i) the Principal Amount and (ii) the Index Ratio as of the last Index Business Day in the Final

Measurement Period, plus (b) the final Coupon Amount, minus (c) the Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period, plus (d) the Stub Reference Distribution Amount as of the last Index Business Day in the Final Measurement Period, if any, provided the Cash Settlement Amount shall not be less than zero.

The “VWAP” with respect to each Index Component, as of any date of determination, is the volume-weighted average price of one share of such Index Component as determined by the VWAP Calculation Agent based on the Primary Exchange for each Index Component, subject to adjustments as described under “Market Disruption Events.”

The “Accrued Tracking Fee” as of the last Index Business Day in the Final Measurement Period is an amount equal to (a) the product of (i) the Quarterly Tracking Fee calculated as of the last Index Business Day in the Final Measurement Period and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the Calculation Date to and including the last Index Business Day in the Final Measurement Period, and the denominator of which is 90, plus (b) the Tracking Fee Shortfall as of the last Coupon Valuation Date, if any.

The “Index Ratio” on any Index Business Day is calculated as follows:

Index Ratio =	Final VWAP Level
Initial VWAP Level

The “Initial VWAP Level,” as determined by the VWAP Calculation Agent, is              , the arithmetic mean of the VWAP Levels measured on each Index Business Day during the period from and including March 30, 2009 to and including April 1, 2009.

The “Final VWAP Level,” as determined by the VWAP Calculation Agent, is the arithmetic mean of the VWAP Levels measured on each Index Business Day during the Final Measurement Period or during any applicable Repurchase Measurement Period, as applicable.

The “Final Measurement Period” means the five Index Business Days from and including the Calculation Date, subject to adjustment as described under “ Market Disruption Events.”

The “VWAP Level,” as determined by the VWAP Calculation Agent, as of any Index Business Day, is equal to (1) the sum of the products of (i) the VWAP of each Index Component as of such date and (ii) the published share weighting of that Index Component as of such date, divided by (2) the Index Divisor as of such date, or expressed as a formula, as follows:

where:

n is the number of Index Components;

VWAPi,t is the VWAP of Index Component i as of Index Business Day t;

wi,t is the published share weighting of Index Component i as of Index Business Day t; and

Index Divisort is the Index Divisor as of Index Business Day t.

The “Index Divisor,” as of any date of determination, is the divisor used by the Index Calculation Agent to calculate the level of the Index.

The “Stub Reference Distribution Amount” means, as of the last Index Business Day in the Final Measurement Period or Repurchase Measurement Period, as applicable, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Components held by such Reference Holder on the “record date” with respect to any Index Component, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the first Index Business Day in the Final Measurement Period or Repurchase Measurement Period, as applicable, to and including the last Index Business Day in the Final Measurement Period or Repurchase Measurement Period, as applicable, provided that, for the purpose of calculating the Stub Reference Distribution Amount, the Reference Holder will be deemed to hold 4/5ths, 3/5ths, 2/5ths and 1/5th of the shares of each Index Component it would otherwise hold on the second, third, fourth and fifth Index Business Day, respectively, in such Final Measurement Period or Repurchase Measurement Period, as applicable.

The “Index Calculation Agent” means the entity that calculates and publishes the level of the Index, which is currently S&P.

The “Calculation Date” is May 15, 2024, unless such date is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day.  The Calculation Date is subject to adjustment as described under “— Market Disruption Events.”

“Index Business Day” means any day on which the Primary Exchange and each Related Exchange are scheduled to be open for trading.

“Primary Exchange” means, with respect to each Index Component or each component underlying a Successor Index, the primary exchange or market of trading such Index Component or such component underlying a Successor Index.

“Related Exchange” means, with respect to each Index Component or each component underlying a Successor Index, each exchange or quotation system where trading has a material effect (as determined by the Note Calculation Agent) on the overall market for futures or options contracts relating to such Index Component or such component underlying a Successor Index.

“Business Day” means any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.

The Issuer will irrevocably deposit with The Depository Trust Company (“DTC”) no later than the opening of business on relevant Coupon Payment Date or Repurchase Date or the Maturity Date, as applicable, funds sufficient to make payments of the amount payable, if any, with respect to the Notes on such date.  The Issuer will give DTC irrevocable instructions and authority to pay such amount to the Holders of the Notes entitled thereto.

Subject to the foregoing and to applicable law (including, without limitation, U.S. federal laws), the Issuer or its affiliates may, at any time and from time to time, purchase outstanding Notes by tender, in the open market or by private agreement.

Weekly Early Repurchase at the Option of the Holders

Subject to compliance with the Repurchase Requirements described below and the potential postponements and adjustments as described under “Market Disruption Events” below, Holders may submit a request to have the Issuer repurchase their Notes, in whole or in part, each week no later than 11:00 a.m., New York City time, on the Business Day immediately preceding the applicable Repurchase Valuation Date (as defined below), provided that each Holder request that the Issuer repurchase a minimum of 50,000 Notes.

If a Holder elects to have the Issuer repurchase such Holder’s Notes, subject to such Holder’s compliance with the procedures described under “Repurchase Requirements” below, for each applicable Note such Holder will receive a cash payment (the “Repurchase Amount”) on the relevant Repurchase Date, equal to (a) the product of (i) the Principal Amount and (ii) the Index Ratio as of the last Index Business Day in the Repurchase Measurement Period plus (b) the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Repurchase Valuation Date if on the last Index Business Day in the Repurchase Measurement Period the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus (c) the Adjusted Coupon Amount, if any, minus (d) the Accrued Tracking Fee as of the last Index Business Day in the Repurchase Measurement Period, plus (e) the Stub Reference Distribution Amount as of the last Index Business Day in the Repurchase Measurement Period, if any, minus (f) the Repurchase Fee Amount, provided the Repurchase Amount shall not be less than zero.  The Issuer will inform such Holder of the applicable Repurchase Amount on the first Business Day following the last Index Business Day in the applicable Repurchase Measurement Period.

The “Repurchase Valuation Date” means, with respect to any repurchase request, the last Index Business Day of each week (generally Friday), which is also the first Index Business Day following the date that the applicable Repurchase Notice and Repurchase Confirmation are delivered.  The Notes will be repurchased and the Holders will receive the applicable Repurchase Amount as payment for their Notes on the third Business Day following the last Index Business Day in the applicable Repurchase Measurement Period (the “Repurchase Date”).  If a Market Disruption Event is continuing or occurs on the applicable scheduled Repurchase Valuation Date with respect to any of the Index Components, such Repurchase Valuation Date may be postponed as described under “Market Disruption Events.”

The applicable “Repurchase Measurement Period” means the five Index Business Days from and including the applicable Repurchase Valuation Date, subject to adjustments as described under “Market Disruption Events.”

The “Accrued Tracking Fee” as of the last Index Business Day in a Repurchase Measurement Period is an amount equal to (a) the product of (i) the Quarterly Tracking Fee calculated as of the last Index Business Day in such Repurchase Measurement Period and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the Repurchase Valuation Date to and including the last Index Business Day in such Repurchase Measurement Period, and the denominator of which is 90, plus (b) the Adjusted Tracking Fee Shortfall, if any.

The “Repurchase Fee Amount” per Note, as of any date of determination, is an amount equal to the product of (i) the Repurchase Fee and (ii) the applicable Cash Settlement Amount (excluding the final Coupon Amount and using the Index Ratio, Accrued Tracking Fee and Stub Reference Distribution Amount as of the last Index Business Day in the Repurchase Measurement Period in lieu of the Final Measurement Period).

The “Repurchase Fee” is 0.125%.

The “Adjusted Coupon Amount,” with respect to any Repurchase Valuation Date, is an amount in cash equal to the difference between the Adjusted Reference Distribution Amount, calculated as of the applicable Repurchase Valuation Date, and the Adjusted Tracking Fee, calculated as of such Repurchase Valuation Date.  To the extent the Adjusted Reference Distribution Amount is less than the Adjusted Tracking Fee, the Repurchase Amount will not include an Adjusted Coupon Amount, and an amount equal to the difference between the Adjusted Tracking Fee and the Adjusted Reference Distribution Amount (the “Adjusted Tracking Fee Shortfall”) will be included in the calculation of the Accrued Tracking Fee as of the last Index Business Day in the applicable Repurchase Measurement Period.

The “Adjusted Reference Distribution Amount,” as of the applicable Repurchase Valuation Date, is an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Components held by such Reference Holder on the “record date” with respect to an Index Component, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date (or if the Repurchase Valuation Date occurs prior to the first Coupon Valuation Date, the period from and excluding the Initial Issue Date) to and including the applicable Repurchase Valuation Date.

The “Adjusted Tracking Fee,” as of the applicable Repurchase Valuation Date, is an amount equal to (a) the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date plus (b) the product of (i) the Quarterly Tracking Fee as of such Repurchase Valuation Date and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date (or if the Repurchase Valuation Date occurs prior to the first Coupon Valuation Date, the period from and excluding the Initial Issue Date) to and including such Repurchase Valuation Date, and the denominator of which is 90.

Upon repurchase of the Notes, the Issuer may, in its sole discretion, retire the repurchased Notes or resell them to other investors.

“Repurchase Requirements” mean, with respect to the repurchase of any Note pursuant to the foregoing provisions of this Note, all the following requirements:

(i)
Such Holder must cause its broker or other person through whom such Holder holds such Notes (a “broker”) to send a Repurchase Notice to the Issuer, via e-mail at ETN_Repurchase@jpmorgan.com by no later than 11:00 a.m., New York City time, during the term of the Notes; each week on the Business Day immediately preceding the applicable Repurchase Valuation Date (generally Thursday);

(ii)	If the Issuer receives such Holder’s Repurchase Notice by the time specified in (i) above, the Issuer will respond by sending such Holder a Repurchase Confirmation;

(iii)
Such Holder must cause such Holders’ broker to deliver a signed Repurchase Confirmation, via facsimile to (917) 456-3471, by 4:00 p.m., New York City time, on the Business Day on which such Holder submitted such Holder’s Repurchase Notice. The Issuer (or its affiliate) must acknowledge receipt in order for such Holder’s Repurchase Confirmation to be effective;

(iv)
Such Holder must instruct its DTC custodian to book a delivery versus payment trade with respect to such Holder’s Notes on the relevant Repurchase Valuation Date at a price equal to the applicable Repurchase Amount; and

(v)	Such Holder must cause such Holder’s DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the relevant Repurchase Date.

“Repurchase Notice” means a properly completed notice substantially in the form attached as Annex A hereto (or such other form as is acceptable to the Issuer).

“Repurchase Confirmation” means a properly completed and signed confirmation substantially in the form attached as Annex B hereto (or such other form as is acceptable to the Issuer).

The Note Calculation Agent will, in its sole discretion, resolve any questions that may arise as to the validity of a Repurchase Notice and the timing of receipt of a Repurchase Notice or as to whether and when the required deliveries have been made.  Once given, a Repurchase Notice may not be revoked.

If the Issuer does not receive the Repurchase Notice by 11:00 a.m., New York City time (as described under clause (i) in Repurchase Requirements), or the Repurchase Confirmation by 4:00 p.m., New York City time (as described under clause (iii) in Repurchase Requirements) on the Business Day immediately preceding the applicable Repurchase Valuation Date (generally Thursday), the Holder’s Repurchase Notice will not be effective and the Issuer will not repurchase the relevant Notes on the relevant Repurchase Date.  Any Repurchase Notice for which the Issuer (or its affiliate) receive a valid Repurchase Confirmation in accordance with the procedures described herein will be irrevocable.

A Holder’s right to have the Issuer repurchase such Holder’s Notes is subject to potential postponements and adjustments upon the occurrence of a Market Disruption Event as described under “— Market Disruption Events.”

The provisions of Article 13 of the Indenture shall be applicable to the repurchase of Notes at the option of the Holder.

Note Calculation Agent

J.P. Morgan Securities Inc. will act as the Note Calculation Agent (as may be appointed from time to time, the “Note Calculation Agent”).  The Note Calculation Agent will determine, among other things, the Initial VWAP Level, the Index Ratio, the Coupon Amount, the Adjusted Coupon Amount, if any, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Adjusted Reference Distribution Amount, the Accrued Tracking Fee (including the Quarterly Tracking Fee, any Tracking Fee Shortfall and any Adjusted Tracking Fee Shortfall), the Adjusted Tracking Fee, the Repurchase Fee Amount, the Cash Settlement Amount, if any, that the Issuer will pay the Holders at maturity, the Coupon Ex-Dates, the Coupon Record Dates, and the Repurchase Amount, if any, that the Issuer will pay the Holders upon early repurchase, if applicable.  The Note Calculation Agent will also be responsible for determining whether a Market Disruption Event has occurred, whether the Index has been discontinued and whether there has been a material change in the Index.  All determinations made by the Note Calculation Agent will be at the sole discretion of the Note Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on the Holders and on the Issuer.  The Issuer may appoint a different Note Calculation Agent from time to time after the date of original issue of the Notes without the Holders’ consent and without notifying the Holders.

The Note Calculation Agent will provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, of the amount to be paid at maturity, upon early repurchase or on a Coupon Payment Date on or prior to 11:00 a.m., New York City time, on the Business Day immediately preceding the Maturity Date, any Repurchase Date or any Coupon Payment Date, as applicable.

All calculations with respect to the Initial VWAP Level and the Index Ratio will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded up to .87655); all dollar amounts related to determination of the Coupon Amount, the Adjusted Coupon Amount, if any, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Adjusted Reference Distribution Amount, the Accrued Tracking Fee (including the Quarterly Tracking Fee, any Tracking Fee Shortfall and any Adjusted Tracking Fee Shortfall), the Adjusted Tracking Fee, the Repurchase Fee Amount, if any, per Note, the Repurchase Amount, if any, per Note, and the Cash Settlement Amount, if any, per Note, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to ..7655); and all dollar amounts paid on the aggregate principal amount of Notes per Holder will be rounded to the nearest cent, with one-half cent rounded upward.

VWAP Calculation Agent

The JPMorgan Global Index Research Group, an affiliate of the Issuer, will act as the VWAP Calculation Agent (as may be appointed from time to time, the “VWAP Calculation Agent”).  The VWAP Calculation Agent will determine the VWAP of any Index Component, the VWAP Level and the Final VWAP Level on any Index Business Day on which such VWAP, such VWAP Level or the Final VWAP Level is to be determined during the term of the Notes.  All determinations made by the VWAP Calculation Agent will be at the sole discretion of the VWAP Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on the Holders and on the Issuer.  The Issuer may appoint a different VWAP Calculation Agent from time to time after the original issue of the Notes without the Holders’ consent and without notifying the Holders.

All calculations with respect to the VWAP of any Index Component and any VWAP Level and Final VWAP Level will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to ..87655).

Market Disruption Events

To the extent a Disrupted Day (as defined below) exists with respect to an Index Component on an Averaging Date (as defined below), the VWAP and published share weighting with respect to such Index Component (and only with respect to such Index Component) for such Averaging Date will be determined by the Note Calculation Agent or one of its affiliates on the first succeeding Index Business Day that is not a Disrupted Day (the “Deferred Averaging Date”) with respect to such Index Component irrespective of whether pursuant to such determination, the Deferred Averaging Date would fall on a date originally scheduled to be an Averaging Date.  For the avoidance of doubt, if the postponement described in the preceding sentence results in the VWAP of a particular Index Component being calculated on a day originally scheduled to be an Averaging Date, for purposes of determining the VWAP Levels on the Index Business Days during the Final Measurement Period or during the Repurchase Measurement Period, as applicable, the Note Calculation Agent or one of its affiliates, as the case may be, will apply the VWAP and the published share weighting with respect to such Index Component for such Deferred Averaging Date to the calculation of the VWAP Level (i) on the date(s) of the original disruption with respect to such Index Component and (ii) such Averaging Date.

In no event, however, will any postponement pursuant to the immediately preceding paragraph result in the final Averaging Date with respect to any Index Component occurring more than three Index Business Days following the date originally scheduled to be the final Averaging Date.  If the third Index Business Day following the date originally scheduled to be the final Averaging Date is not an Index Business Day or is a Disrupted Day with respect to such Index

Component, the Note Calculation Agent or one of its affiliates will determine the VWAP and share weighting with respect to any Index Component required to be determined for the purpose of calculating the applicable VWAP Level based on its good faith estimate of the VWAP and share weighting of each such Index Component that would have prevailed on the Primary Exchange on such third Index Business Day but for such suspension or limitation.

An “Averaging Date” means each of the Index Business Days during the Final Measurement Period or the Repurchase Measurement Period, as applicable, subject to adjustment as described herein.

A “Disrupted Day” with respect to any Index Component is any Index Business Day on which the Primary Exchange or any Related Exchange fails to open for trading during its regular trading session or on which a Market Disruption Event has occurred and is continuing, and, in both cases, the occurrence of which is determined by the Note Calculation Agent to have a material effect on the VWAP Level.

A “Market Disruption Event” means, with respect to an Index Component:

(a) the occurrence or existence of a condition specified below:

(i) any suspension, absence or limitation of trading on the Primary Exchange for trading in the Index Component, whether by reason of movements in price exceeding limits permitted by the Primary Exchange or otherwise;

(ii) any suspension, absence or limitation of trading on the Related Exchange for trading in futures or options contracts related to the Index Component, whether by reason of movements in price exceeding limits permitted by such Related Exchange or otherwise, or

(iii) any event (other than an event described in (b) below) that disrupts or impairs (as determined by the Note Calculation Agent) the ability of market participants in general (A) to effect transactions in, or obtain market values for the relevant Index Component or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the relevant Index Component; or

(b) the closure on any Index Business Day of the Primary Exchange or any Related Exchange prior to its Scheduled Closing Time unless such earlier closing time is announced by the Primary Exchange or such Related Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the Primary Exchange or such Related Exchange on such Index Business Day and (ii) the submission deadline for orders to be entered into the Primary Exchange or such Related Exchange system for execution at the close of trading on such Index Business Day;

in each case determined by the Note Calculation Agent in its sole discretion; and

(c) a determination by the Note Calculation Agent in its sole discretion that the event described above materially interfered with the Issuer’s ability or the ability of any of the Issuer’s affiliates to adjust or unwind all or a material portion of any hedge with respect to the Notes.

For purposes of the definition of “Market Disruption Event”:

(a) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Primary Exchange or Related Exchange, and

(b) for purposes of clause (a) above, limitations pursuant to the rules of any Primary Exchange or Related Exchange similar to NYSE Rule 80B or Nasdaq Rule 4120 (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B or Nasdaq Rule 4120 as determined by the Note Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading.

“Scheduled Closing Time” means, with respect to the Primary Exchange or the Related Exchange, on any Index Business Day, the scheduled weekday closing time of the Primary Exchange or such Related Exchange on such Index Business Day, without regard to after hours or any other trading outside of the regular trading session hours.

Discontinuation of the Index; Alteration of Method of Calculation

If S&P discontinues publication of or otherwise fails to publish the Index, or S&P does not make the Index Components, their share weighting and/or Index Divisor available to the VWAP Calculation Agent, and the Index Sponsor, S&P or another entity publishes a successor or substitute index that the Note Calculation Agent determines to be comparable to the discontinued Index and for which the Index Components, their share weighting, and/or the Index Divisor are available to the VWAP Calculation Agent (such index being referred to herein as a “Successor Index”) then the VWAP Level for such Successor Index will be determined by the VWAP Calculation Agent by reference to the sum of the products of the VWAPs of the components underlying such Successor Index on the Primary Exchanges and each such component’s respective weighting within the Successor Index (which sum will be adjusted by any index divisor used by such Successor Index) on the dates and at the times as of which the VWAP Levels for such Successor Index are to be determined.

Upon any selection by the Note Calculation Agent of a Successor Index, the Note Calculation Agent will cause written notice thereof to be furnished to the Trustee, to the Issuer and to the Holders.

If S&P discontinues publication of the Index or does not make the Index Components, their share weightings and /or Index Divisor available to the VWAP Calculation Agent prior to, and such discontinuation or unavailability is continuing on the Calculation Date or any Index Business Day during the Final Measurement Period or during the Repurchase Measurement Period, as applicable, or any other relevant date on which the VWAP Level is to be determined, and the Note Calculation Agent determines that no Successor Index is available at such time, or the Note Calculation Agent has previously selected a Successor Index and publication of such Successor Index is discontinued prior to, and such discontinuation is continuing on the Calculation Date or any Index Business Day during the Final Measurement Period or during the Repurchase Measurement Period, as applicable, or any other relevant date on which the VWAP Level is to be determined, then the Note Calculation Agent will determine the relevant VWAP Levels using the VWAP and published share weighting of each Index Component included in the Index or Successor Index, as applicable, immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions that may require an Index Component to be added or replaced pursuant to the rules of the Index (currently described under “4.4 Interim Constituent Changes” of the Index Methodology Guide of the Index, Issue 2.0, dated August 15, 2006) or the Successor Index, as applicable.

In such event, the Note Calculation Agent will cause notice thereof to be furnished to the Trustee, to us and to the Holders of the Notes.

If at any time the method of calculating the Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that the VWAP Level of the Index or such Successor Index does not, in the opinion of the Note Calculation Agent, fairly represent the VWAP Level of the Index or such Successor Index had such changes or modifications not been made, then the Note Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the Note Calculation Agent, may be necessary in order to arrive at a VWAP level of an index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Note Calculation Agent will calculate the VWAP Levels for the Index or such Successor Index with reference to the Index or such Successor Index, as adjusted.  The Note Calculation Agent will accordingly calculate the Initial VWAP Level, the Final VWAP Level, the Index Ratio, the Coupon Amount, the Adjusted Coupon Amount, if any, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Adjusted Reference Distribution Amount, the Accrued Tracking Fee (including the Quarterly Tracking Fee, any Tracking Fee Shortfall and any Adjusted Tracking Fee Shortfall), the Adjusted Tracking Fee, the Repurchase Fee Amount, the Cash Settlement Amount, if any, that the Issuer will pay the Holders at maturity, and the Repurchase Amount, if any, that the Issuer will pay the Holders upon early repurchase, if applicable, based on the relevant VWAP Levels calculated by the Note Calculation Agent, as adjusted.

Accordingly, if the method of calculating the Index or a Successor Index is modified so that the level of the Index or such Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), which, in turn, causes the VWAP Level of the Index or such Successor Index to be a fraction of what it would have been if there had been no such modification, then the Note Calculation Agent will make such calculations and adjustments in order to arrive at a VWAP Level for the Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Payment Upon an Event of Default

In case an Event of Default (as defined in the Indenture) with respect to the Notes shall have occurred and be continuing, the amount declared due and payable per Note upon any acceleration of the Notes will be determined by the Note Calculation Agent and will be an amount in cash equal to the Repurchase Amount, calculated as if the date of acceleration were the first Index Business Day in the Repurchase Measurement Period and the four Index Business Days immediately succeeding the date of acceleration were the corresponding Index Business Days in the accelerated Repurchase Measurement Period. For purposes of this calculation, the Repurchase Fee Amount shall be zero.

If the maturity of the Notes is accelerated because of an Event of Default, the Issuer will, or will cause the Note Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Reopening

The Issuer may in its sole discretion, issue additional Notes without Holders’ consent and without notifying Holders.  Any additional Notes so issued will be consolidated to form a single sub-series with the originally issued Notes, will have the same CUSIP number and will trade interchangeably with the Notes immediately upon issuance.

Defeasance

The Notes will not be subject to the defeasance provisions contained in Article 10 of the Indenture.

JPMorgan Chase & Co., a Delaware corporation (together with its successors and assigns, the “Issuer”), for value received, hereby promises to pay to CEDE & CO., or registered assignees, the amount in cash, as determined in accordance with the provisions set forth under “Payment at Maturity” above, due with respect to the principal sum of $                      (UNITED STATES DOLLARS                                   ) on the Maturity Date specified above.

Payment of the principal of this Note and any premium at maturity will be made in immediately available funds upon surrender of this Note at the office or agency of the Paying Agent, as defined on the reverse hereof, maintained for that purpose in the Borough of Manhattan, The City of New York, or at such other paying agency as the Issuer may determine, in U.S. dollars.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture, as defined on the reverse hereof, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this Note (CUSIP: 46625H365) to be duly executed under its corporate seal.

Date:

JPMORGAN CHASE & CO.

By:
Name:
Title:

Attest:
	Name:	Irma R. Caracciolo
	Title:	Assistant Secretary

[Seal]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities referred to in the within-mentioned Indenture.

DEUTSCHE BANK TRUST COMPANY AMERICA
(f/k/a/ Bankers Trust Company),
as Trustee

BY:  THE BANK OF NEW YORK MELLON, as Authenticating Agent

By:
Name:
Title:

REVERSE OF SECURITY

This Note is one of a duly authorized issue of Medium Term Notes, Series E (the “Notes”) of the Issuer.  The Notes are issuable under an Indenture, dated as of May 25, 2001, as amended the First Supplemental Indenture dated April 9, 2008, between the Issuer and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee (the “Trustee,” which term includes any successor Trustee under the Indenture) (as may be amended or supplemented from time to time, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities of the Issuer, the Trustee and Holders and the terms upon which the Notes are, and are to be, authenticated and delivered.  The Issuer has appointed The Bank of New York Mellon, at its corporate trust office in The City of New York as the paying agent (the “Paying Agent,” which term includes any additional or successor Paying Agent appointed by the Issuer) with respect to the Notes.  The terms of individual Notes may vary with respect to interest rates, interest rate formulas, issue dates, maturity dates, or otherwise, all as provided in the Indenture.  To the extent not inconsistent herewith, the terms of the Indenture are hereby incorporated by reference herein.

Unless otherwise indicated on the face hereof, this Note will not be subject to any sinking fund and, unless otherwise provided on the face hereof in accordance with the provisions of the following two paragraphs, will not be redeemable or subject to repayment at the option of the holder prior to maturity.

In the case where the calendar date indicated on the face hereof as the Maturity Date does not fall on a Business Day or where the Maturity Date is otherwise postponed according to the terms and procedures specified on the face hereof, payment of premium, if any, or principal otherwise payable on such calendar date need not be made on such date, but may be made on the Maturity Date as postponed with the same force and effect as if made on the indicated calendar date, and no interest on such payment shall accrue for the period from and after the indicated calendar date to the Maturity Date as postponed.

This Note and all the obligations of the Issuer hereunder are direct, unsecured obligations of the Issuer and rank without preference or priority among themselves and pari passu with all other existing and future unsecured and unsubordinated indebtedness of the Issuer, subject to certain statutory exceptions in the event of liquidation upon insolvency.

This Note, and any Note or Notes issued upon transfer or exchange hereof, is issuable only in fully registered form, without coupons, and, if denominated in U.S. dollars, unless otherwise stated above, is issuable only in denominations of U.S. $1,000 and any integral multiple of U.S. $1,000 in excess thereof.

The Bank of New York Mellon has been appointed registrar for the Notes, and The Bank of New York Mellon will maintain at its office in The City of New York a register for the registration and transfer of Notes.  This Note may be transferred at the aforesaid office of The Bank of New York Mellon by surrendering this Note for cancellation, accompanied by a written instrument of transfer in form satisfactory to The Bank of New York Mellon and duly executed by the registered holder hereof in person or by the holder’s attorney duly authorized in writing, and thereupon The Bank of New York Mellon shall issue in the name of the transferee or transferees, in exchange herefor, a new Note or Notes having identical terms and provisions and having a like aggregate principal amount in authorized denominations, subject to the terms and conditions set forth herein; provided, however, that The Bank of New York Mellon will not be required (i) to register the transfer of or exchange any Note that has been called for redemption in whole or in part, except the unredeemed portion of Notes being redeemed in part, (ii) to register the transfer of or exchange any Note if the holder thereof has exercised his right, if any, to require the Issuer to repurchase such Note in whole or in part, except the portion of such Note not required to be repurchased, or (iii) to register the transfer of or exchange Notes to the extent and during the period so provided in the Indenture with respect to the redemption of Notes.  Notes are exchangeable at said office for other Notes of other authorized denominations of equal aggregate principal amount having identical terms and provisions.  All such exchanges and transfers of Notes will be free of charge, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge in connection therewith.  All Notes surrendered for exchange shall be accompanied by a written instrument of transfer in form satisfactory to The Bank of New York Mellon and executed by the registered holder in person or by the holder’s attorney duly authorized in writing.  The date of registration of any Note delivered upon any exchange or transfer of Notes shall be such that no gain or loss of interest results from such exchange or transfer.

In case this Note shall at any time become mutilated, defaced or be destroyed, lost or stolen and this Note or evidence of the loss, theft or destruction thereof (together with the indemnity hereinafter referred to and such other documents or proof as may be required in the premises) shall be delivered to The Bank of New York Mellon, the Issuer in its discretion may execute a new Note of like tenor in exchange for this Note, but, if this Note is destroyed, lost or stolen, only upon receipt of evidence satisfactory to The Bank of New York Mellon and the Issuer that this Note was destroyed or lost or stolen and, if required, upon receipt also of indemnity satisfactory to each of them.  All expenses and reasonable charges associated with procuring such indemnity and with the preparation, authentication and delivery of a new Note shall be borne by the owner of the Note mutilated, defaced, destroyed, lost or stolen.

The Indenture provides that (a) if an Event of Default (as defined in the Indenture) due to the default in payment of principal of, premium, if any, or interest on, any series of debt securities issued under the Indenture, including the series of Medium Term Notes of which this Note forms a part, or due to the default in the performance or breach of any other covenant or warranty of the Issuer applicable to the debt securities of such series but not applicable to all outstanding debt securities issued under the Indenture, shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of the debt securities of each affected series (voting as a single class) may then declare the principal of all debt securities of all such series and interest accrued thereon to be due and payable immediately and (b) if an Event of Default due to a default in the performance of any other of the covenants or agreements in the Indenture applicable to all outstanding debt securities issued thereunder, including this Note, or due to certain events of bankruptcy or insolvency of the Issuer, shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of all debt securities issued under the Indenture then outstanding (treated as one class) may declare the principal of all such debt securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal (or premium, if any) or interest on such debt securities) by the holders of a majority in principal amount of the debt securities of all affected series then outstanding.

The Indenture permits the Issuer and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of all series issued under the Indenture then outstanding and affected (voting as one class), to execute supplemental indentures adding any provisions to or changing in any manner the rights of the holders of each series so affected; provided that the Issuer and the Trustee may not, without the consent of the holder of each outstanding debt security affected thereby, (a) extend the final maturity of any such debt security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or other amounts due thereunder, or change the method in which amounts of payment of principal, interest or other amounts due thereon are determined, or reduce any amount payable on redemption or repayment thereof, or change the currency of payment thereof, or modify or amend the provisions for conversion of any currency into any other currency, or modify or amend the provisions for conversion or exchange of the debt security for securities of the Issuer or other entities (other than as provided in the antidilution provisions or other similar adjustment provisions of the debt securities or otherwise in accordance with the terms thereof), or impair or affect the rights of any holder to institute suit for the payment thereof without the consent of the holder of each debt security so affected or (b) reduce the aforesaid percentage in principal amount of debt securities the consent of the holders of which is required for any such supplemental indenture.

So long as this Note shall be outstanding, the Issuer will cause to be maintained an office or agency for the payment of the principal of and premium, if any, and interest on this Note as herein provided in the Borough of Manhattan, The City of New York, and an office or agency in said Borough of Manhattan for the registration, transfer and exchange as aforesaid of the Notes.  The Issuer may designate other agencies for the payment of said principal, premium and interest at such place or places (subject to applicable laws and regulations) as the Issuer may decide.  So long as there shall be such an agency, the Issuer shall keep the

Trustee advised of the names and locations of such agencies, if any are so designated.

With respect to moneys paid by the Issuer and held by the Trustee or any Paying Agent for payment of the principal of or interest or premium, if any, on any Notes that remain unclaimed at the end of two years after such principal, interest or premium shall have become due and payable (whether at maturity or upon call for redemption or otherwise), (i) the Trustee or such Paying Agent shall notify the holders of such Notes that such moneys shall be repaid to the Issuer and any person claiming such moneys shall thereafter look only to the Issuer for payment thereof and (ii) such moneys shall be so repaid to the Issuer.  Upon such repayment all liability of the Trustee or such Paying Agent with respect to such moneys shall thereupon cease, without, however, limiting in any way any obligation that the Issuer may have to pay the principal of or interest or premium, if any, on this Note as the same shall become due.

No provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note at the time, place, and rate, and in the coin or currency, herein prescribed unless otherwise agreed between the Issuer and the registered holder of this Note.

Prior to due presentment of this Note for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the holder in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and none of the Issuer, the Trustee or any such agent shall be affected by notice to the contrary.

No recourse shall be had for the payment of the principal of, premium, if any, or the interest on this Note, for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Issuer or of any successor corporation, either directly or through the Issuer or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

This Note shall for all purposes be governed by, and construed in accordance with, the laws of the State of New York.

All terms used in this Note which are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	–	as tenants in common
TEN ENT	–	as tenants by the entireties
JT TEN	–	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT –		Custodian
	(Minor)		(Cust)

Under Uniform Gifts to Minors Act
(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

____________________________________________
[PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE]

[PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE]

the within Note and all rights thereunder, hereby irrevocably constituting and appointing such person attorney to transfer such note on the books of the Issuer, with full power of substitution in the premises.

Dated: ____________________________

NOTICE:	The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever.